Exhibit 99.2

Gray Television Announces Refinancing Efforts – Commences Cash Tender Offer for up to $225.0 Million of its 10 1/2% Senior Secured Second Lien Notes due 2015 – Begins Discussions with Lenders Regarding Refinancing of Senior Credit Facility

ATLANTA, September 24, 2012 /PRNewswire via COMTEX/ — Gray Television, Inc. (“Gray” or the “Company”) (NYSE: GTN) announced today that it is commencing a refinancing of its existing capital structure. Gray has commenced a cash tender offer (the “Tender Offer”) for up to $225.0 million of its outstanding 10 1/2% senior secured second lien notes due 2015 (CUSIP No. 389375AE6) (the “Notes”). The Tender Offer is being made on the terms and subject to the conditions set forth in the Offer to Purchase, dated September 24, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal (“Letter of Transmittal”).

Upon the terms and subject to the conditions described in the Offer to Purchase and Letter of Transmittal, Gray is offering to purchase for cash up to $225.0 million of Notes (the “Maximum Repurchase Amount”).

Except as required by applicable law, Notes validly tendered may be withdrawn only at or before 5:00 p.m., New York City time, on October 5, 2012, unless extended (such date and time, as the same may be extended or earlier terminated, the “Early Tender Deadline”). Notes tendered after the Early Tender Deadline and on or prior to the Expiration Time (defined below) may not be withdrawn. In order to be eligible to receive the Early Tender Premium (described below) holders of Notes must validly tender and not properly withdraw their Notes at or before the Early Tender Deadline.

The Tender Offer will expire at 12:00 midnight, New York City time, on October 22, 2012, unless extended or the Tender Offer is earlier terminated (such date and time, as the same may be extended, the “Expiration Time”).

The consideration for each $1,000 principal amount of Notes validly tendered and accepted for purchase pursuant to the Tender Offer will be as set forth in the table below under “Tender Offer Consideration.” Holders of Notes that are validly tendered at or before the Early Tender Deadline and accepted for purchase will receive the Tender Offer Consideration plus the amount set forth in the table below under “Early Tender Premium.” Holders of Notes that are validly tendered after the Early Tender Deadline and at or before the Expiration Time and accepted for purchase will receive the Tender Offer Consideration. In order to be eligible to receive the Total Consideration for tendered Notes (described below), holders must validly tender and not properly withdraw their Notes at or before the Early Tender Deadline.

CUSIP No.	Description of Notes	Aggregate Principal Amount Outstanding at Maturity	Early Tender Premium[1]	Tender Offer Consideration[2]	Total Consideration[2]	Maximum Repurchase Amount
389375AE6	10.5% Senior Secured Second Lien Notes due 2015	$365.0 million	$5.00	$1,078.75	$1,083.75	$225.0 million

[1]	Per $1,000 principal amount of Notes at maturity tendered at or before the early tender deadline.
[2]

Per $1,000 principal amount of Notes at maturity and excluding accrued and unpaid interest on the Notes, which will be paid in addition to the total consideration or tender offer consideration, as applicable.

If more than the Maximum Repurchase Amount of Notes are validly tendered and not properly withdrawn, and Notes are accepted for purchase, the amount of Notes that will be purchased will be prorated as described in the Offer to Purchase. If, at the Early Tender Deadline, the aggregate principal amount of Notes accepted for purchase equals or exceeds $225.0 million, we do not expect to accept any additional Notes tendered by holders of Notes after the Early Tender Deadline. If, at the Early Tender Deadline, the aggregate principal amount of Notes validly tendered (and not properly withdrawn) is less than $225.0 million, we expect to accept for payment all Notes validly tendered and not properly withdrawn at or before the Early Tender Deadline, and only Notes validly tendered after the Early Tender Deadline and at or before the Expiration Time will be subject to proration.

Gray anticipates that, subject to proration as described in the Offer to Purchase, it will accept for purchase and pay for Notes validly tendered and not validly withdrawn at or before the Early Tender Deadline promptly following the Early Tender Deadline and will accept for purchase and pay for Notes validly tendered after the Early Tender Deadline and at or before the Expiration Time promptly following the Expiration Time. In addition to the Total Consideration or Tender Offer Consideration, as applicable, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the applicable settlement date.

Gray reserves the right, but is not obligated, to increase the Maximum Repurchase Amount.

Gray’s obligation to accept for purchase, and to pay for, Notes validly tendered and not properly withdrawn pursuant to the Tender Offer is subject to the satisfaction or waiver of certain conditions, including (i) Gray completing an offering of debt securities in an amount and on terms reasonably satisfactory to Gray and (ii) the entry by Gray into an amendment to Gray’s senior credit facility that would allow it to complete the repurchase of Notes in the Tender Offer. Gray is not soliciting consents from holders of Notes in connection with the Tender Offer.

Gray also announced today that, in addition to entering into discussions with its lenders relating to an amendment to its senior credit facility necessary in order to complete the Tender Offer, it has entered into discussions with certain banks relating to an overall refinancing of its senior credit facility, subject to market and other conditions. Gray expects that its refinanced senior credit facility would provide for total commitments of $665.0 million, consisting of a $40.0 million revolving credit facility and a $625.0 million term loan facility. Consistent with the terms of our existing senior credit facility, borrowings under the refinanced senior credit facility are expected to be guaranteed on a senior secured basis by all of our existing and future subsidiaries, and collateralized by a first priority lien on substantially all of our and the guarantors’ assets.

The refinanced senior credit facility is expected to contain customary affirmative and negative covenants with which we would be required to comply.

Proceeds from borrowings under the refinanced senior credit facility are expected to be used to (i) repay outstanding borrowings under our existing senior credit facility, (ii) repurchase or redeem any Notes not previously purchased in the Tender Offer, (iii) redeem the outstanding shares of our Series D perpetual preferred stock and (iv) pay related fees and expenses.

None of Gray, its board of directors, the dealer managers or the information agent and tender agent makes any recommendation in connection the with the Tender Offer. Holders must make their own decisions as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

Gray has engaged BofA Merrill Lynch and Wells Fargo Securities, LLC as the Dealer Managers for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Merrill Lynch at (888) 292-0070 or Wells Fargo Securities, LLC at (866) 309-6316.

The complete terms and conditions of the Tender Offer are described in the Offer to Purchase and related Letter of Transmittal, copies of which may be obtained from D.F. King & Co., Inc., the Information Agent and Tender Agent for the Tender Offer, at (800) 431-9633.

This press release is for informational purposes only and is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. The Tender Offer is being made solely pursuant to the Offer to Purchase and the related Letter of Transmittal, which set forth the complete terms of the Tender Offer.

Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Specifically, the foregoing description of Gray’s expectations with respect to a refinanced senior credit facility is preliminary in nature and reflects Gray’s expectations and assumptions as of the date hereof. The actual terms and conditions of any refinanced senior credit facility would be contained in definitive documentation relating thereto, and will depend on, among other things, Gray’s financial condition, and market conditions at the time of execution thereof. No assurances can be provided that Gray will be able to negotiate or enter into any refinanced senior credit facility, on the terms, timing or costs thereof. “Forward-looking statements” are statements other than statements of historical fact, and may include, among other things, statements regarding our current expectations and beliefs as to the Tender Offer, including the terms and timing of the Tender Offer, and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of September 24, 2012. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012, each of which is on file with the SEC and available at the SEC’s website at www.sec.gov.

Contact:	Gray Television, Inc.

Jim Ryan, Senior V.P. and Chief Financial Officer

(404) 504-9828